Exhibit 99.1

News Release

ON Semiconductor’s Board of Directors Approves Amendments to Company Bylaws and Certificate of Incorporation

Changes address the declassification of the board, stockholders’ ability to call special meetings and to act by written consent

PHOENIX, Ariz. – Nov. 25, 2013 – ON Semiconductor Corporation (Nasdaq: ONNN) announced today that its Board of Directors (BOD) has amended and restated the company’s bylaws and approved certain changes to the company’s Certificate of Incorporation, which remain subject to stockholder approval. The BOD took these actions in furtherance of the company’s commitment to corporate governance practices it believes are in the best interest of the company and its stockholders.

On November 21, 2013, the BOD approved a change to the company’s bylaws to allow stockholders to call special meetings, subject to certain limitations, at a threshold of 25 percent of the voting power of the outstanding capital stock of the company.

The BOD also approved two amendments to the company’s Certificate of Incorporation that remain subject to stockholder approval at the company’s next annual shareholders meeting in 2014. The first amendment to the Certificate of Incorporation provides for a declassification of the BOD occurring over a three-year period beginning in 2014. The second amendment to the Certificate of Incorporation removes the current prohibition on stockholder action by written consent in lieu of a meeting.

The company filed a Current Report on Form 8-K related to the above amendments. This Form 8-K is posted to the company’s online “Investor” web page under “SEC Filings” and contains a copy of the amended and restated bylaws as an exhibit.

Additionally, on November 21, 2013, the BOD confirmed Daryl Ostrander as the chair of the BOD’s science and technology committee and appointed Manny Hernandez to the executive committee of the BOD.

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is driving energy efficient innovations, empowering design engineers to reduce global energy use. The company offers a comprehensive portfolio of energy efficient power and signal management, logic, discrete and custom solutions to help customers solve their unique design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power supply applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor’s Board of Directors Approves Amendments to Company Bylaws and Certificate of Incorporation

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

Contacts

Anne Spitza	Parag Agarwal
Corporate Communications / Media Relations	Senior Director Investor Relations
ON Semiconductor	ON Semiconductor
(602) 326-0071	(602) 244-3437
Anne.spitza@onsemi.com	Parag.Agarwal@onsemi.com

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